Kingsway Announces Redemption of Outstanding Series A Warrants and Availability of Investor Presentation
TORONTO, August 18, 2014 /CNW/ - (TSX: KFS, NYSE: KFS) Kingsway Financial Services Inc. ("Kingsway" or the "Company") today announced its intention to redeem its outstanding Series A Warrants (TSX: KFS.WT.U, OTC: KFSWF), which were initially issued pursuant to its 2013 rights offering. Larry G. Swets, Jr., the Company’s President and Chief Executive Officer, stated, “The notice to redeem our Series A Warrants is another step in our turnaround, allowing us to improve our capital structure while providing us new capital to support our merchant banking activities if the warrant holders choose to exercise.”
A Notice of Redemption will be mailed to the holders of Series A Warrants on August 18, 2014. Holders of Series A Warrants will have until 5:00 p.m. Eastern Time on September 17, 2014 to exercise their outstanding Series A Warrants at US$4.50 per common share. Thereafter, any Series A Warrants that remain unexercised will automatically be redeemed by the Company at a redemption price of US$0.25 per Series A Warrant on September 18, 2014 (the “Redemption Date”). The Company’s Series B Warrants are unaffected by this intention to redeem, and all terms and conditions remain the same.
The Notice of Redemption will be mailed to the holders of Series A Warrants given that the closing price of the Company's common shares has been US$6.00 per common share or higher on the New York Stock Exchange for twenty (20) consecutive trading days in accordance with the Series A Warrant redemption provisions. If all holders of Series A Warrants elect to exercise their Series A Warrants prior to the Redemption Date, approximately US$14.8 million of equity capital will be raised by the Company. If none of the holders of Series A Warrants exercise their Series A Warrants prior to the Redemption Date, Kingsway will redeem and cancel all Series A Warrants at an aggregate cost of approximately US$0.8 million.
Updated Investor Presentation
The Company also announced the availability of a new investor presentation on its website starting today, which can be accessed at http://bit.ly/investor082014.
About the Company
Kingsway is a holding company functioning as a merchant bank with a focus on long-term value-creation. The Company owns or controls stakes in several insurance industry assets and utilizes its subsidiaries, 1347 Advisors LLC and 1347 Capital LLC, to pursue opportunities acting as an advisor, an investor and a financier. The common shares of Kingsway are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol "KFS."
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as "expects", "believes", "anticipates", "intends", "estimates", "seeks" and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the section entitled "Risk Factors" in the Company's 2013 Annual Report on Form 10-K. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.